                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement             [_] CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED
                                                BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                           HOST MARRIOTT CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14a.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:


        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        -----------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

    (3) Filing Party:

        -----------------------------------------------------------------------

    (4) Date Filed:

        -----------------------------------------------------------------------

Notes:

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                     [LOGO OF HOST MARRIOTT APPEARS HERE]
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 11, 1995

April 3, 1995

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 11, 1995, at 10:30 a.m. in Salons A and B of the Grand Ballroom in the Philadelphia Marriott Hotel, located at 1201 Market Street (with the entrance on Filbert Street between 12th and 13th Streets) in Philadelphia, Pennsylvania. Doors to the meeting will open at 9:45 a.m.

The meeting will be conducted:

  1. To consider and vote upon the following proposals (collectively, the "Proposals") described in the accompanying Proxy Statement, which provide for:

    (i) Proposal One: The election of Richard E. Marriott and R. Theodore Ammon as directors for three-year terms expiring at the 1998 Annual Meeting;

    (ii) Proposal Two: The ratification of the appointment of Arthur Andersen LLP as independent auditors;

    (iii) Proposal Three: The approval of a performance-based annual incentive bonus plan for senior executive officers;

    (iv) Proposal Four: The approval of a deferred stock compensation plan for non-employee directors; and

    (v) Proposal Five: The consideration of a shareholder proposal to reinstate the annual election of all directors.

  2. To transact such other business as may properly come before the meeting.

Shareholders of record of the Company's Common Stock at the close of business on March 24, 1995 will be entitled to notice of and to vote at this meeting.

                                      /s/ Christopher G. Townsend

                                      Christopher G. Townsend
                                      Corporate Secretary

               REFER TO THE NOTE ON THE OUTSIDE OF THE BACK COVER
             FOR INFORMATION ON ACCOMMODATIONS AND TRANSPORTATION.

         EACH SHAREHOLDER IS REQUESTED TO EXECUTE AND PROMPTLY RETURN
              THE ENCLOSED PROXY. A PREPAID ENVELOPE IS ENCLOSED.

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--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INTRODUCTION

This Proxy Statement (the "Proxy Statement") is being furnished to shareholders of Host Marriott Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") from holders of record of the Company's outstanding shares of common stock, par value $1.00 per share (the "Company Common Stock"), as of the close of business on March 24, 1995 (the "Annual Meeting Record Date") for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 11, 1995, at 10:30 a.m. in Salons A and B of the Grand Ballroom in the Philadelphia Marriott Hotel, located at 1201 Market Street in Philadelphia, Pennsylvania, and at any adjournment or postponement thereof. This Proxy Statement is first being mailed to the Company's shareholders on April 3, 1995. The Company's Annual Report and the Company's Securities and Exchange Commission Form 10-K for the 1994 fiscal year ended December 30, 1994 are being mailed with this Proxy Statement to shareholders of record.

VOTING RIGHTS AND PROXY INFORMATION

Except as set forth under "Voting Rights Relating to Convertible Preferred Stock," only holders of record of shares of Company Common Stock as of the close of business on the Annual Meeting Record Date will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Such holders of shares of Company Common Stock are entitled to one vote per share on any matter which may properly come before the Annual Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the then outstanding shares of Company Common Stock is necessary to constitute a quorum at the Annual Meeting and to permit action to be taken by the shareholders at such meeting. The affirmative vote of the holders of at least a majority of the shares of Company Common Stock present in person or represented by properly executed proxy at the Annual Meeting is required to approve Proposals Two through Five. Under the Company's bylaws and Delaware law, shares represented at the Annual Meeting (either by properly executed proxy or in person) that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions as to Proposals Two through Five will have the same effect as votes against such proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals (and therefore will reduce the absolute number--although not the percentage--of the votes needed for approval) and will not be counted as votes for or against such proposals.

The affirmative vote of a plurality of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting is required to elect the directors nominated pursuant to Proposal One. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual's receiving a larger proportion of votes. As of January 31, 1995, there were 153,964,061 shares of Company Common Stock outstanding and entitled to vote at the Annual Meeting. As of that date, certain members of the Marriott family (including various trusts established by members of the Marriott family) in the aggregate owned approximately 16.48% of the number of outstanding shares of Company Common Stock. The members of the Marriott family have indicated an intention to vote in accordance with the recommendations of the Board as set forth herein with respect to the Proposals.

All shares of Company Common Stock that are represented at the Annual Meeting by properly executed proxies received prior to or at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the instructions indicated in such proxies. If no instructions are indicated for Proposals One through Four, such proxies will be voted in accordance with the recommendations of the Board of Directors as set forth herein with respect to such proposal(s). If no instructions are indicated for Proposal Five, such proxies will be treated as abstentions.

In the event that a quorum is not present at the time the Annual Meeting is convened, or if for any other reason the Company believes that additional time should be allowed for the solicitation of proxies, the Company may adjourn the Annual Meeting with or without a vote of the shareholders. If the Company proposes to adjourn the Annual Meeting by a vote of the shareholders, the persons named in the enclosed form of proxy will vote all shares of Company Common Stock for which they have voting authority in favor of such adjournment.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with First Chicago Trust Company of New York in its capacity as transfer agent for the Company (the "Transfer Agent"), at or before the Annual Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares of Company Common Stock and delivering it to the Transfer Agent at or before the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). Any written notice revoking a proxy should be sent to First Chicago Trust Company of New York, P.O. Box 8611, Edison, New Jersey 08818-9119.

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company Common Stock of whom they have knowledge, and will reimburse them for their expenses in so doing; and certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or telegraph.

                             ELECTION OF DIRECTORS

DIRECTORS

[PHOTO OF    Richard E. Marriott*    Mr. Richard Marriott is a director of
RICHARD E.   Chairman of the         Marriott International, Inc. and Chairman
MARRIOTT     Board                   of the Board of First Media Corporation.
APPEARS      Director                He also serves as a director of certain
HERE]        since 1979              subsidiaries of the Company and of the
             Age: 56                 Potomac Electric Power Company and is a
                                     past President of the National Restaurant
                                     Association. For additional information
                                     on Mr. Marriott, see "Executive Officers" below.

--------------------------------------------------------------------------------

[PHOTO OF    J.W. Marriott, Jr.*     Mr. J. W. Marriott, Jr. is Chairman of
J.W.         Director                the Board and President of Marriott
MARRIOTT     since 1964              International, Inc. and a director of
APPEARS      Age: 63                 General Motors Corporation, Outboard
HERE]                                Marine Corporation and the U.S.-Russia
                                     Business Roundtable. He also serves on
                                     the boards of trustees of the Mayo
                                     Foundation and the National Geographic
                                     Society, and on the advisory board of the Boy Scouts of America. He is on the President's Advisory Committee of the
                                     American Red Cross and the Executive
                                     Committee of the World Travel & Tourism
                                     Council.

--------------------------------------------------------------------------------

[PHOTO OF    R. Theodore Ammon       Mr. Ammon is a private investor and
THEODORE     Director since          Chairman of BFP Holdings Corp. and Big
R. AMMON     1992                    Flower Press, Inc. He was formerly a
APPEARS      Age: 45                 general partner of Kohlberg Kravis
HERE]                                Roberts & Company (a New York and San
                                     Francisco-based investment firm). He also serves on the boards of directors of Astrum International Corp., Doskocil
                                     Companies, Inc. and the New York YMCA,
                                     and on the board of trustees of Bucknell
                                     University.

--------------------------------------------------------------------------------

     * Richard E. Marriott and J. W. Marriott, Jr. are brothers.

[PHOTO OF     Stephen F. Bollenbach   Mr. Bollenbach is President and Chief
STEPHEN F.    President and           Executive Officer of the Company and
BOLLENBACH    Chief Executive         serves as a director of certain
APPEARS       Officer                 subsidiaries of the Company. He also
HERE]         Director since 1993     serves on the boards of directors of
              Age: 52                 America West Airlines, Inc., Carr Realty
                                      Corporation and Mid-America Apartment
                                      Communities, Inc. For additional
                                      information on Mr. Bollenbach, see
                                      "Executive Officers" below.

--------------------------------------------------------------------------------

[PHOTO OF     Ann Dore McLaughlin     Ms. McLaughlin is President of the
ANN DORE      Director since          Federal City Council and Vice Chairman of
MCLAUGHLIN    1993                    the Aspen Institute. She was formerly
APPEARS       Age: 53                 President and Chief Executive Officer of
HERE]                                 New American Schools Development
                                      Corporation. Ms. McLaughlin has served
                                      with distinction in several U.S.
                                      Administrations in such positions as
                                      Secretary of Labor and Under Secretary of the Department of the Interior. Ms.
                                      McLaughlin also serves as director of AMR
                                      Corporation, Federal National Mortgage
                                      Association, General Motors Corporation,
                                      Kellogg Company, Nordstrom, Potomac
                                      Electric Power Company, Union Camp
                                      Corporation and Vulcan Materials Company.
                                      Additionally, Ms. McLaughlin serves as a member of the governing boards of a number of civic, non-profit organizations, including the Public
                                      Agenda Foundation and the Conservation
                                      Fund. Ms. McLaughlin is on the Board of
                                      Overseers for the Wharton School of the
                                      University of Pennsylvania and is a
                                      Trustee of the Center for Strategic and
                                      International Studies.

--------------------------------------------------------------------------------

[PHOTO OF     Harry L. Vincent, Jr.   Mr. Vincent is a retired Vice Chairman of
HARRY L.      Director                Booz-Allen & Hamilton, Inc. He also
VINCENT       since 1969              served as a director of Signet Banking
APPEARS       Age: 75                 Corporation from 1973 until 1989.
HERE]

[PHOTO OF       Andrew J. Young      Mr. Young is Co-Chairman of the Atlanta
ANDREW J.       Director since       Committee for the Olympic Games. Mr.
YOUNG           1993                 Young has spent more than 35 years in
APPEARS         Age: 63              public service. He was elected to three
HERE]                                terms in the U.S. Congress, representing
                                     the Fifth Congressional District of
                                     Georgia. In 1977 he was appointed U.S.
                                     Ambassador to the United Nations. He was elected mayor of Atlanta, Georgia in 1981, and reelected in 1985.Mr. Young is a member of several additional boards including those of Howard University, The
                                     Martin Luther King, Jr. Center, the
                                     Global Infrastructure Fund and the Center for Global Partnership. He is also a member of the Georgia Institute of Technology advisory board.

   (PHOTO)

--------------------------------------------------------------------------------

PROPOSAL ONE: DIRECTOR NOMINEES

The Board of Directors of the Company is composed of seven directors, with two additional vacancies which may only be filled upon the exercise of certain rights by the holders of the Company's Convertible Preferred Stock, as more particularly described below. The Certificate of Incorporation classifies the current seven-member Board of Directors into three classes. Each such director serves for three years.

The terms of office of Richard E. Marriott and R. Theodore Ammon expire at the 1995 Annual Meeting of Shareholders. The Board of Directors, acting upon the recommendation of its Nominating and Corporate Governance Committee, has nominated and recommends the re-election of Mr. Marriott and Mr. Ammon, each for a three-year term as director expiring at the 1998 Annual Meeting of Shareholders.

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Marriott and Ammon.

If elected, Messrs. Marriott and Ammon have consented to serve as directors for terms of three years and until their respective successors are elected and qualified. Further information with respect to the nominees is set forth under the preceding section entitled "Directors." Although it is not contemplated that any nominee will be unable to serve as director, in such event, the proxies will be voted by the proxy holders for such other person or persons as may be designated by the present Board of Directors.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

VOTING RIGHTS RELATING TO CONVERTIBLE PREFERRED STOCK

Because six quarterly dividends payable on the Company's Series A Cumulative Convertible Preferred Stock, without par value (the "Convertible Preferred Stock"), are in arrears, the number of directors of the Company has been increased by two and the holders of Convertible Preferred Stock, voting separately as a class, are entitled to elect two directors for one-year terms to fill such vacancies at the Annual Meeting. Such right to elect two additional directors will continue at each subsequent annual meeting of shareholders until all dividends in arrears have been paid or declared and set apart for payment. Upon payment or declaration and reservation of funds for payment of all such dividends in arrearage, the term of office of each director elected will immediately terminate and the number of directors constituting the entire Board of Directors will be automatically reduced to seven. The Company presently does not intend to pay preferred stock dividends. Consequently, the holders of the Convertible Preferred Stock will continue to be entitled to elect two members of the Board of Directors. Commencing January 15, 1996, however, the outstanding Convertible Preferred Stock may be redeemed at an aggregate redemption price of approximately $2 million plus accrued and unpaid dividends.

The Board of Directors has not set a record date to determine the holders of Convertible Preferred Stock entitled to notice of, or to vote at, the Annual Meeting. Therefore, under Delaware law such record date shall be at the close of business on April 2, 1995 (the "Preferred Stock Record Date"), the day next preceding the date notice of the Annual Meeting is being provided to holders of record of Convertible Preferred Stock. The presence in person, or by properly executed proxy, of the holders of a majority of the then outstanding shares of Convertible Preferred Stock is necessary to constitute a quorum of the class of Convertible Preferred Stock at the Annual Meeting and to permit action to be taken by such holders at the Annual Meeting. The affirmative vote of a plurality of shares of Convertible Preferred Stock present in person or represented by a properly executed proxy at the Annual Meeting is required to elect the two directors for which the holders of such shares are entitled to vote. See "Voting Rights and Proxy Information" for the discussion of the meaning of "Plurality" and the effect of abstentions and broker non-votes on the election of directors, which effect is the same as with respect to the election of directors by holders of Company Common Stock.

The Company has no knowledge as to whether or not the holders of the Convertible Preferred Stock intend to exercise their right to elect two directors at the Annual Meeting. WE ARE NOT ASKING HOLDERS OF CONVERTIBLE PREFERRED STOCK FOR A PROXY AND HOLDERS OF CONVERTIBLE PREFERRED STOCK ARE REQUESTED NOT TO SEND US A PROXY. The information being provided herein to holders of Convertible Preferred Stock constitutes an Information Statement only (and not a Proxy Statement) and is first being mailed to the holders of Convertible Preferred Stock on April 3, 1995. The Company's Annual Report and the Company's Securities and Exchange Commission Form 10-K for the 1994 fiscal year ended December 30, 1994 are being mailed with this Information Statement to the holders of record of Convertible Preferred Stock.

OWNERSHIP OF COMPANY SECURITIES

As of January 31, 1995, the Company had three outstanding classes of equity or equity-linked securities: Common Stock, Warrants to acquire shares of Common Stock ("Warrants") and Convertible Preferred Stock. None of the directors, nominees or executive officers owns Warrants or shares of Convertible Preferred Stock. The Company is not aware of any beneficial holder of 5% or more of the Warrants.

Based upon a Schedule 13D filed with the Securities and Exchange Commission on February 2, 1995, the Company believes that Joel M. Greenblatt of 100 Jericho Quadrangle, Jericho, New York, 11753, beneficially owns 24,300 depositary shares representing 24.3 shares of the Convertible Preferred Stock. Such holdings represented 63.12% of the approximately 38,500 depositary shares (representing 38.5 shares of Convertible Preferred Stock) outstanding as of March 30, 1995 and are convertible into approximately 465,500 shares of Company Common Stock.

Set forth below is the ownership as of January 31, 1995 of Company Common Stock by directors, nominees, the chief executive officer and the four additional most highly compensated executive officers of the Company, as well as by all directors and executive officers of the Company as a group, and to the best of the Company's knowledge, beneficial holders of 5% or more of Company Common Stock.

                                      SHARES OF COMPANY         % OF SHARES
                                         COMMON STOCK           OUTSTANDING
                                      BENEFICIALLY OWNED           AS OF
NAME                                AS OF JANUARY 31, 1995    JANUARY 31, 1995
----                                ----------------------    ----------------
DIRECTORS:
R. Theodore Ammon..................           10,000                0.01
Stephen F. Bollenbach..............           61,183(1)             0.04
J.W. Marriott, Jr. ................        4,809,117(1)(2)(3)       3.12
Richard E. Marriott................        6,102,746(1)(2)(3)       3.96
Ann Dore McLaughlin................            1,000                0.00(4)
Harry L. Vincent, Jr. .............           14,100                0.01
Andrew J. Young....................                0                0.00
NON-DIRECTOR EXECUTIVE OFFICERS:
Matthew J. Hart....................           22,671(1)             0.01
William W. McCarten................           80,336(1)             0.05
Stephen J. McKenna.................            9,032(1)             0.01
ALL DIRECTORS AND EXECUTIVE
 OFFICERS AS A GROUP:                     11,117,040                7.22
FORSTMANN-LEFF ASSOCIATES, INC. ...       10,684,920(5)             6.94(5)
HARRIS ASSOCIATES L.P. ............        8,575,065(6)             5.57(6)

--------
(1) Does not include shares reserved or contingently vested under the Company's 1993 Comprehensive Stock Incentive Plan. For additional information, see Tables I and II below.
(2) Does not include: (i) 1,568,298 shares held in trust for the children and grandchildren of J.W. Marriott, Jr. or 1,096,357 shares held by his wife and children; (ii) 1,408,768 shares held in trust for the children and grandchildren of Richard E. Marriott or 374,240 shares held by his wife and children; (iii) 2,536,787 shares held by the J. Willard Marriott Foundation; (iv) 1,667,385 shares held by a charitable annuity trust, created by the will of J. Willard Marriott, to which his descendants have a remainder interest; (v) 2,707,590 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vi) 80,000 shares held by a limited partnership whose general partner is a corporation of which J.W. Marriott, Jr. is the controlling shareholder; (vii) 2,302,729 shares held by a limited partnership whose general partner is a corporation of which Richard E. Marriott is the controlling shareholder; or (viii) 719,334 shares owned directly or beneficially by certain other members of the Marriott family. The shares referred to in this note aggregated 9.39% of the common shares outstanding as of January 31, 1995.
(3) By virtue of their ownership of shares of common stock and their positions as Chairman and director, respectively, Richard E. Marriott and J.W. Marriott, Jr. would be deemed in control of the Company within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons by reason of their ownership of shares and/or their relationship to other family members. J.W. Marriott, Jr., Richard E. Marriott, their mother Alice S. Marriott and other members of the Marriott family and various trusts established by members of the Marriott family owned beneficially an aggregate of 25,373,351 shares or 16.48% of the total common shares outstanding of the Company as of January 31, 1995. All directors, nominees and executive officers as a group (other than members of the Marriott family) owned beneficially an aggregate of 205,177 shares or 0.13% of the total common shares outstanding as of January 31, 1995. In addition, the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust owned 865,755 shares or 0.56% of the total common shares outstanding as of January 31, 1995.
(4) Ownership of less than l/l00th of 1% is reflected as 0.00 in the table above.
(5) Represents shares of Company Common Stock held by Forstmann-Leff Associates, Inc. ("Forstmann") and its subsidiaries FLA Asset Management, Inc. ("FLA") and Stamford Advisors Corp. ("Stamford"). Forstmann has reported in a Schedule

    13G under the Securities and Exchange Act of 1934, filed with the Securities and Exchange Commission, sole dispositive power over 8,323,065 shares and shared dispositive power over 2,361,855 shares. Of these shares, Forstmann has reported sole voting power over 6,541,365 shares and shared voting power over 867,300 shares. The principal business address of Forstmann, FLA and Stamford is 55 East 52nd St. New York, New York 10055.
(6) Represents shares of Company Common Stock held in client accounts managed by Harris Associates L.P. and its general partner, Harris Associates, Inc. (collectively, "Harris"). Harris has reported in a Schedule 13G under the Securities and Exchange Act of 1934, filed with the Securities and Exchange Commission, sole dispositive power over 6,703,365 shares and shared dispositive power over 1,871,700 shares. Of these shares, Harris has reported sole voting power over none of the shares and shared voting power over the entire 8,575,065 shares. The principal business address of Harris is 2 North LaSalle Street, Suite 500, Chicago, Illinois 60602.
--------------------------------------------------------------------------------

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Presently, the Board of Directors is composed of seven members, five of whom are not officers or employees of the Company. The Board met four times in 1994. Each director, except Andrew J. Young, attended 75% or more of the meetings held during 1994. Mr. Young attended 50% of the meetings held during 1994.

The Board has adopted four standing committees: (i) Executive, (ii) Audit,
(iii) Compensation Policy, and (iv) Nominating and Corporate Governance. The members of the Executive Committee are Richard E. Marriott (Chair), J.W. Marriott, Jr. and Harry L. Vincent, Jr. When the Board of Directors is not in session, this Committee is authorized to exercise all powers of the Board of Directors, subject to specific restrictions as to powers retained by the full Board of Directors. Retained powers include those relating to amendments to the certificate of incorporation and bylaws; mergers, consolidations, sales or exchanges involving substantially all of the Company's assets; declaration of dividends; and issuance of stock. The Executive Committee did not meet in 1994. No change in the membership of the Executive Committee is contemplated for 1995.

The Audit Committee is composed of four directors who are not employees of the Company, namely, R. Theodore Ammon (Chair), Harry L. Vincent, Jr., Andrew J. Young and Ann Dore McLaughlin. The Audit Committee meets at least three times a year with the independent auditors, management representatives, and internal auditors; recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent and internal auditors; considers whether the performance of any professional service by the auditors other than services provided in connection with the audit function could impair the independence of the outside auditors; and reviews the results of internal and external audits, the accounting principles applied in financial reporting, and financial and operational controls. The independent auditors and internal auditors have unrestricted access to the Audit Committee and vice versa. The Audit Committee met four times in 1994. All members, except Mr. Young, attended 75% or more of the meetings held in 1994. Mr. Young attended 50% of the meetings held in 1994. No membership changes are contemplated for 1995.

The Compensation Policy Committee is composed of three directors who are not employees of the Company, namely, Harry L. Vincent, Jr. (Chair), R. Theodore Ammon and Ann Dore McLaughlin. The Compensation Policy Committee's functions include recommendations on policies and procedures relating to senior officers' compensation and various employee stock plans, and approval of individual salary adjustments and stock awards in those areas. The Compensation Policy Committee met eight times in 1994. No membership changes are contemplated for 1995.

The Nominating and Corporate Governance Committee is composed of three directors who are not employees of the Company, namely, Andrew J. Young (Chair), Harry L. Vincent, Jr. and Ann Dore McLaughlin. It considers candidates for election as directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its Committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee chairs, committee assignments and related matters affecting the functioning of the Board. The Nominating and Corporate Governance Committee met once in 1994. No change in the membership of the Committee is contemplated for 1995.

COMPENSATION OF DIRECTORS

Directors who are also officers of the Company receive no additional compensation for their services as directors. Directors elected by the holders of Company Common Stock and who are not officers receive an annual retainer fee of $25,000 as well as an attendance fee of $1,250 for each shareholders' meeting, meeting of the Board of Directors or meeting of a committee of the Board of Directors, regardless of the number of meetings held on a given day. Directors who may be elected by the holders of Convertible Preferred Stock will receive no compensation for their services as directors. The chair of each committee of the Board of Directors receives an additional annual retainer fee of $1,000. Directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in attending meetings. Mr. Vincent receives an additional $30,000 in compensation to perform the annual performance appraisal of the chief executive officer on behalf of the Board, although the final appraisal is determined by the Board.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to report in this Proxy Statement any failure to file by these dates during 1994. All of these filing requirements were satisfied by the Company's executive officers and directors.

EXECUTIVE OFFICERS

Set forth below is certain information with respect to the persons who are executive officers of the Company.

                                    BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE          AGE          AN EXECUTIVE OFFICER OF THE COMPANY
--------------          ---         -------------------------------------
Richard E. Marriott      56 Richard E. Marriott joined the Company in 1965 and
 Chairman of the Board      has served in various executive capacities. In 1979,
                            Mr. Marriott was elected to the Board of Directors.
                            In 1984, he was elected Executive Vice President and
                            in 1986 he was elected Vice Chairman of the Board of
                            Directors. In 1993, Mr. Marriott was elected Chair-
                            man of the Board. Mr. Marriott also has been respon-
                            sible for management of the Company's government af-
                            fairs functions.

                                      BUSINESS EXPERIENCE PRIOR TO BECOMING
NAME AND TITLE            AGE          AN EXECUTIVE OFFICER OF THE COMPANY
--------------            ---         -------------------------------------
Stephen F. Bollenbach      52 Stephen F. Bollenbach rejoined the Company in 1992
 Chief Executive Officer      as Executive Vice President and Chief Financial Of-
 and President                ficer. He was named President and Chief Executive
                              Officer of the Company in 1993. During the period
                              from 1982 to 1986, Mr. Bollenbach was Senior Vice
                              President--Finance and Treasurer of the Company. He
                              subsequently served as Chief Financial Officer of
                              Promus Companies from 1986 to 1990 and served as
                              Chief Financial Officer with the Trump Organization
                              from 1990 until he rejoined the Company.
William W. McCarten        46 William W. McCarten joined the Company in 1979 as
 Executive Vice               Vice President and Controller--Corporate Accounting.
 President and                He was promoted to Vice President and Controller of
 President--Host/Travel       the Roy Rogers Division in 1982 and became Vice
 Plazas                       President--Group Finance in 1984. He was named Vice
                              President and Corporate Controller in 1985. Mr. Mc-
                              Carten was elected Senior Vice President--Finance
                              and Corporate Vice President and Controller in 1986.
                              In 1991, he was elected Executive Vice President and
                              in 1992 was elected President--Host/Travel Plazas.
Matthew J. Hart            42 Matthew J. Hart joined the Company in 1981 as Man-
 Executive Vice               ager of Project Finance and was named Vice President
 President and Chief          of Project Finance in 1984. He was appointed Assis-
 Financial Officer            tant Treasurer in 1987 and was appointed Senior Vice
                              President--Finance and Treasurer in 1991. Mr. Hart
                              was named Executive Vice President and Chief Finan-
                              cial Officer in 1993. Prior to joining the Company,
                              Mr. Hart spent five years with Bankers Trust Company
                              in the corporate lending division.
Stephen J. McKenna         54 Stephen J. McKenna joined the Company in 1973 as an
 Senior Vice President        attorney. He was appointed Assistant General Counsel
 and General Counsel          in 1976, and was promoted to Vice President and As-
                              sistant General Counsel in 1986. He became Vice
                              President and Associate General Counsel in 1990 and
                              became Senior Vice President and General Counsel in
                              1993. Prior to joining the Company, Mr. McKenna was
                              employed as an attorney in the airline and aircraft
                              manufacturing industries.
Jeffrey P. Mayer           38 Jeffrey P. Mayer joined the Company in 1986 as Di-
 Senior Vice President--      rector--Corporate Accounting. He was promoted to As-
 Finance and Corporate        sistant Controller--Corporate Accounting in 1987 and
 Controller                   Vice President--Corporate Accounting in 1989. He was
                              appointed Vice President--Project Finance in the
                              Company's Treasury Department in 1991 and Senior
                              Vice President--Finance and Corporate Controller in
                              1993. Prior to joining the Company, Mr. Mayer spent
                              eight years with Arthur Andersen & Co.

CURRENT COMPENSATION

SUMMARY OF COMPENSATION

Table I below sets forth a summary of the compensation paid during the last fiscal year to the chief executive officer of the Company and the additional four most highly compensated executive officers of the Company.

TABLE I
                           SUMMARY COMPENSATION TABLE

                                                        LONG-TERM COMPENSATION
                                                  ------------------------------------
                                                           AWARDS            PAYOUTS
                                                  ------------------------- ----------
                                     ANNUAL
                                  COMPENSATION     RESTRICTED    SECURITIES            ALL OTHER
                               ------------------     STOCK      UNDERLYING    LTIP     COMPEN-
NAME AND PRINCIPAL      FISCAL SALARY(2) BONUS(3) AWARDS (4)(5)   OPTIONS   PAYOUTS(6) SATION(7)
POSITION                 YEAR     ($)      ($)         ($)          (#)        ($)        ($)
------------------      ------ --------- -------- -------------  ---------- ---------- ---------
Richard E. Marriott      1994   261,538  104,615            0           0    180,225     19,551
  Chairman of the        1993   230,770  110,769    1,222,157(8)        0          0     10,693
  Board                  1992   210,000  100,800       42,080      14,500          0     10,078
Stephen F. Bollenbach
 (1)                     1994   550,000  385,000            0           0    901,125     50,062
  Chief Executive        1993   473,077  327,370    6,644,470(8)        0          0     13,077
  Officer and President  1992   380,769  255,115      304,156     193,000          0    150,000(9)
William W. McCarten      1994   300,000  270,000            0           0    402,503     22,426
  Executive Vice         1993   280,705  116,773    1,166,712(8)        0          0     12,854
  President              1992   245,024  115,896       23,181      23,000          0     13,073
Matthew J. Hart          1994   275,000  178,750            0           0    324,405     22,455
  Executive Vice         1993   220,191  142,243    1,171,812(8)        0          0     11,172
  President              1992   189,921  123,448       24,688      16,500          0      9,083
Stephen J. McKenna       1994   220,000  143,000            0           0    162,203     17,811
  Senior Vice President  1993   195,178  119,009      595,482(8)        0          0      7,947
  and General Counsel    1992   178,792   98,336       19,663      10,000          0      8,829

--------
(1) Mr. Bollenbach joined the Company as Executive Vice President and Chief Financial Officer on March 2, 1992.
(2) Salary amounts include base salary earned and paid in cash during the fiscal year and the amount of base salary deferred at the election of the executive officer under the Company's Employees' Profit Sharing, Retirement and Savings Plan and Trust (the "Profit Sharing Plan") and the Company's Executive Deferred Compensation Plan (the "Deferred Compensation Plan").
(3) Bonus includes the amount of cash bonus earned pursuant to the named individual's bonus plan during the fiscal year and paid subsequent to the end of each fiscal year.
(4) Under its long-term compensation program for executive officers, the Company awards shares of restricted stock pursuant to the Company's 1993 Comprehensive Stock Incentive Plan (the "Comprehensive Stock Plan") and previously awarded such shares under the Company's Restricted Stock Plan for Key Employees (the "Company's Restricted Stock Plan") and the Company's Deferred Stock Incentive Plan (the "Company's Deferred Stock Plan."), predecessor plans to the Comprehensive Stock Plan. For Mr. R.E. Marriott such restricted shares are as follows: for 1992, 963 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 1,275 shares of restricted stock awarded under the Company's Restricted Stock Plan; for 1993, 2,411 shares of deferred bonus stock awarded under the Company's Deferred Stock Plan and 160,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Bollenbach such restricted shares are as follows: for 1992, 2,437 shares awarded under the Company's Deferred Stock Plan and 15,000 shares awarded under the Company's Restricted Stock Plan; for 1993, 7,124 shares awarded under the Company's Deferred Stock Plan and 900,000 shares under the Company's Comprehensive Stock Plan. For Mr. McCarten such restricted shares are as follows: for 1992, 1,107 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,541 shares awarded under the

    Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. Hart such restricted shares are as follows: for 1992, 1,179 shares awarded under the Company's Deferred Stock Plan; for 1993, 3,096 shares awarded under the Company's Deferred Stock Plan and 144,000 shares awarded under the Company's Comprehensive Stock Plan. For Mr. McKenna such restricted shares are as follows: for 1992, 939 shares awarded under the Company's Deferred Stock Plan; for 1993, 2,590 shares awarded under the Company's Deferred Stock Plan and 72,000 shares awarded under the Company's Comprehensive Stock Plan. The restricted shares reported in Table I and in this footnote are shares subject to "General Restrictions" (see footnote 8 below). Restricted shares with "Performance Restrictions" (see footnote 8 below) awarded as long-term incentive plan ("LTIP") awards are excluded.
(5) The Deferred Stock Bonus Awards granted by the Company are generally derived based on dividing twenty percent of each individual's annual cash bonus award by the average of the high and low trading prices for a share of Company Common Stock on the last trading day for the fiscal year. No voting rights or dividends are attributed to award shares until such award shares are distributed. Awards may be denominated as current awards or deferred awards. A current award is distributed in 10 annual installments commencing one year after the award is granted. A deferred award is distributed in a lump sum or in up to 10 installments following termination of employment. Deferred award shares contingently vest pro rata in annual installments commencing one year after the Deferred Stock Bonus Award is granted to the employee. Awards are not subject to forfeiture once the employee reaches age 55 or after 10 years of service with the Company. The aggregate number and value of shares of Company deferred stock and restricted stock subject to "General Restrictions" and "Performance Restrictions" (see footnote 8 below) held by each identified executive officer as of the end of the fiscal year 1994 is as follows: Mr. R.E. Marriott, 415,726 shares valued at $3,949,397; Mr. Bollenbach, 1,364,180 shares valued at $12,959,710; Mr. McCarten, 326,191 shares valued at $3,098,815; Mr. Hart, 311,365 shares valued at $2,957,968; Mr. McKenna,
    188,557 shares valued at $1,791,292. During the period in which any restrictions apply, holders of restricted stock are entitled to receive all dividends or other distributions paid with respect to such stock.
(6) For 1994, the amounts attributed to LTIP Payouts are the value for the Performance-Based Restricted Stock Awards which were paid to the named individuals following the close of the fiscal year. The value stated is the average of the high and low trading prices of a share of stock on the date the performance restrictions were approved.
(7) With the exception of Mr. Bollenbach's amount for 1992, amounts included as "All Other Compensation" represent matching Company contribution amounts received under the Profit Sharing Plan and the Deferred Compensation Plan. For Mr. R.E. Marriott, $3,420 was attributable to the Profit Sharing Plan and $16,131 was attributable to the Deferred Compensation Plan. For Mr. Bollenbach, $3,420 was attributable to the Profit Sharing Plan and $46,642 was attributable to the Deferred Compensation Plan. For Mr. McCarten,
    $3,420 was attributable to the Profit Sharing Plan and $19,006 was attributable to the Deferred Compensation Plan. For Mr. Hart, $3,420 was attributable to the Profit Sharing Plan and $19,035 was attributable to the Deferred Compensation Plan. For Mr. McKenna, $3,420 was attributable to the Profit Sharing Plan and $14,391 was attributable to the Deferred Compensation Plan.
(8) On October 17, 1993, the Compensation Policy Committee (the "Committee") of the Board of Directors approved grants of restricted stock to certain key employees of the Company, including Mr. McCarten, Mr. Hart, and Mr.
    McKenna. On October 29, 1993, the Board of Directors approved an award of restricted stock to Mr. Bollenbach, and on December 2, 1993, the Board of Directors approved a grant of restricted stock to Mr. R.E. Marriott. Each such grant made in 1993 to Mr. R.E.Marriott, Mr. Bollenbach, Mr. McCarten, Mr. Hart and Mr. McKenna consists of two awards: shares subject to restrictions relating primarily to continued employment ("General Restrictions") which vest ratably over a five or ten year period or at the end of a five or ten year period and an award of shares subject to performance objectives such as financial performance of the Company ("Performance Restrictions"). Performance objectives are established by the Committee and are subject to periodic review and revision. All restricted stock awards subject only to General Restrictions are presented on Table I as "Restricted Stock Awards," and the value stated in Table I is the fair market value on the date of the grant.
(9) Mr. Bollenbach received a one-time payment of $150,000 pursuant to the Company's relocation program.

AGGREGATED STOCK OPTION EXERCISES AND YEAR-END VALUE

  Table II below sets forth, on an aggregated basis, information regarding the exercise during fiscal year 1994 of options to purchase Company Common Stock by each of the applicable persons listed on Table I above and the value on December 31, 1994 of all unexercised options held by such individuals. The Company did not grant any stock options to the persons listed on Table I during fiscal years 1993 and 1994.

TABLE II

                      AGGREGATED STOCK OPTION EXERCISES IN
                 LAST FISCAL AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED
                                                           OPTIONS AT FISCAL YEAR-    VALUE OF UNEXERCISED
                                      SHARES                         END             IN-THE-MONEY OPTIONS AT
                                    ACQUIRED ON   VALUE               #              FISCAL YEAR-END ($)(2)
                                     EXERCISE   REALIZED  ------------------------- -------------------------
          NAME           COMPANY(1)     (#)        ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
          ----           ---------- ----------- --------- ----------- ------------- ----------- -------------
R.E. Marriott...........      MI            0           0    79,400       11,300       836,709      146,961
                              HM            0           0    79,400       11,300       435,473       69,067
                           TOTAL            0           0   158,800       22,600     1,272,182      216,028
S. F. Bollenbach........      MI       79,500   1,228,662    17,000       96,500       203,114    1,292,810
                              HM            0           0    96,500       96,500       598,392      598,392
                           TOTAL       79,500   1,228,662   113,500      193,000       801,507    1,891,202
W.W. McCarten...........      MI       20,050     385,882    52,250       20,750       415,532      230,516
                              HM      127,657     938,331    25,500       20,750       152,502      116,286
                           TOTAL      125,207   1,111,448    77,750       41,500       568,034      346,802
M.J. Hart...............      MI       33,463     423,188    13,850       11,550       163,628      147,735
                              HM            0           0    47,313       11,550       276,687       70,033
                           TOTAL       33,463     423,188    61,163       23,100       440,315      217,768
S.J. McKenna............      MI        3,605      66,233    44,250        7,700       554,940       99,965
                              HM            0           0    93,257        7,700       570,667       47,023
                           TOTAL        3,605      66,233   137,507       15,400     1,125,608      146,989

--------
(1) For the purposes of this Table II, "MI" means Marriott International, Inc. and "HM" means the Company.
(2) Based on a per share price for Company Common Stock of $9.50, and a per share price for Marriott International common stock of $27.94. These prices represent the average of the high and low trading prices for a share on December 31, 1994.

REPORT ON EXECUTIVE COMPENSATION

TO OUR SHAREHOLDERS

The Compensation Policy Committee of the Board of Directors is charged with overseeing and administering the executive pay program for the Company on behalf of the Board and, by extension, the Company's shareholders. This report provides details and background information regarding that program.

THE COMMITTEE

The Compensation Policy Committee (the "Committee"), composed of three independent members of the Board of Directors, approves the executive compensation programs and policies of the Company, sets performance targets and also evaluates the performance of the Company and its senior management. The Committee met eight times during the year.

GOALS OF THE PROGRAM

The Committee has established three primary objectives for the executive compensation program:

. Provide base, annual and long-term incentives that emphasize performance-based compensation dependent upon achieving corporate and individual performance goals;

. Foster a strong relationship between shareholder value and executive compensation programs and rewards by having a significant portion of compensation comprised of equity-based incentives; and

. Provide overall levels of compensation that are competitive, reflective of performance, and provide the means to attract, retain and motivate highly qualified executives.

COMPETITIVENESS TARGETS

To establish compensation targets, the Committee uses data from independent consultants that reflect compensation practices at a large group of general industry companies. These surveys contain a broader group of companies than the comparator group used in the performance graph because the Committee believes that targeting compensation at a diverse group of companies appropriately reflects the labor market for Host Marriott executives. The Committee believes that a focus on the median level of compensation reflected in the survey data strikes an appropriate balance between the need to control costs and the need to retain an experienced and effective management team.

Annual compensation levels (base salary and target bonus) are established at the median level of compensation based on the survey data. Consistent with the philosophy of aligning shareholder value with executive compensation, however, long-term incentive awards represent a substantial portion of the targeted total pay package for executive officers.

ANNUAL CASH COMPENSATION

Base salary and bonus together equal annual cash compensation. The Committee sets Host Marriott's salary range midpoints and target bonuses such that the total of the two is at the median level of annual cash compensation for similar positions in the survey data.

BASE SALARY

The Committee regularly reviews each senior executive's base salary and approves the assignment of each senior executive to a salary grade with a midpoint based on the survey data. Actual base salaries fall in a range around the midpoint, based on tenure, experience and individual performance. Increases to base salary are primarily driven by individual performance. They also reflect position within the salary range and the salary increase guidelines established for the Company.

ANNUAL INCENTIVES

The Annual Incentive Plan promotes the Company's pay for performance philosophy by providing executives with financial incentives to achieve key business and individual performance objectives. For most objectives, minimum, target and maximum levels of performance are established. Actual performance is measured relative to this range, and no payout is made if the minimum level of performance is not achieved.

The 1994 performance measures and weightings as a percentage of salary for the Chief Executive Officer were: corporate cash flow (15%), reduction of publicly traded debt (10%), individual objectives (35%) and workforce diversity (10%). Measures and weightings for other executive officers were similar to those of the CEO, and in all cases reflected a high level of emphasis on corporate or business group financial performance. Target levels of incentive awards ranged from 25% to 45% of eligible fiscal year base salary, and maximum levels from 40% to 70%.

STOCK INCENTIVES

The Company provides long-term incentives through its 1993 Comprehensive Stock Incentive Plan. Restricted stock, stock options and deferred stock awards are permitted under the plan. The Committee believes that management's interest should be aligned with those of shareholders, and that stock ownership is an efficient and effective way to accomplish this.

RESTRICTED STOCK

Restricted stock is the primary long-term incentive vehicle for senior executives. Its purpose is to provide an incentive to senior executives to manage the Company in a manner that creates significant long-term value for shareholders. The 1993 Comprehensive Stock Incentive Plan (the "Incentive Plan") permits the Committee to make awards with either "General Restrictions" relating to continued employment ("time-based" awards) or awards with "Performance Restrictions" established by the Committee ("performance-based" awards). The Committee emphasizes performance-based awards.

Pursuant to the Incentive Plan, each of the named senior executives of the Company received separate time-based and performance-based awards in 1993(/1/). The Committee "front-loaded" these grants of restricted stock to maximize the stock ownership of senior executives and thereby provide a high level of motivation and retention. Sixty percent of the restricted stock granted to each executive consists of a performance-based award and forty percent of the shares are contained in a separate time-based award. The awards are presently intended to be the only long-term incentive grants made to these participants during the vesting period.

The performance criteria applicable to the performance-based awards are determined at the beginning of each year by the Committee. The performance measures adopted for 1994 were cash coverage of interest, maintaining an acceptable level of total Company debt in relation to total cash flow, free cash flow, asset disposition, stock price appreciation and fostering a strategic alliance with Marriott International, Inc. in lodging opportunities.

Compensation of the Chief Executive Officer and other Executive Officers

BASE SALARY

Mr. Bollenbach and the other named executive officers received salary increases in October
--------
(1) The time-based awards granted in 1993 were 160,000 shares to Mr. Marriott, which vest in ten equal annual installments; 144,000 shares each to Mr. Hart and Mr. McCarten, which vest in five equal annual installments; 72,000 shares to Mr. McKenna, which vest in five equal annual installments; and 400,000 shares to Mr. Bollenbach, which vest in five equal annual installments, and 500,000 shares to Mr. Bollenbach, which vest on the fifth anniversary of the award. The performance-based awards granted in 1993 were 240,000 shares to Mr. Marriott, which vest in ten annual installments; 216,000 shares each to Mr. Hart and Mr. McCarten, which vest in five annual installments; 108,000 shares to Mr. McKenna, which vest in five annual installments; and 600,000 shares to Mr. Bollenbach, which vest in five annual installments.

1993, effective after the split of Marriott Corporation. Mr. Bollenbach did not receive any salary increase in 1994, which resulted in his salary remaining at $550,000. This salary is equal to the median for the survey group. The salary for the Chairman and the other named executive officers were not increased during 1994, which resulted in salaries that are slightly above the median for the survey group.

ANNUAL INCENTIVE AWARD

Mr. Bollenbach's target annual incentive award for 1994 was 45% of base salary, and his maximum payout is 70% of base salary. During 1994, Host Marriott exceeded the maximum level of performance for cash flow and reduction in the cost of publicly traded debt. In addition, Mr. Bollenbach accomplished his individual objectives. As a result, his 1994 incentive award payout was $385,000, or 70.0% of salary. The other named executives each received the maximum annual incentive award which ranged from 40% to 65% of salary. Mr. McCarten received an additional bonus of $75,000 which was based on the financial results of the Host/Travel Plazas operating group.

RESTRICTED STOCK AWARD

During 1994, Mr. Bollenbach was eligible to vest in a maximum of 120,000 shares of restricted stock based on the attainment of goals established by the Committee. The cash flow, cash coverage and debt goals and the partnering goals with Marriott International were fully achieved. The goal established for asset sales was partially achieved and the goal established for year-end increase in stock price was not achieved. As a result, Mr. Bollenbach vested in 81,000 shares of restricted stock. Of the 39,000 shares not vesting, 30,000 shares were carried over to 1995 and will be eligible to vest based on 1995 performance goals. The remaining 9,000 shares are eligible to vest at retirement.

IMPACT OF INTERNAL REVENUE CODE SECTION 162(M)

Under the Omnibus Budget Reconciliation Act of 1993, provisions were added to the Internal Revenue Code under Section 162(m) that limit the tax deduction for compensation expense in excess of $1,000,000. However, performance-based compensation can be excluded from the determination of compensation expense so long as it meets certain requirements. The Committee's policy is to consider the impact of the law for its shareholders by qualifying as much of the executive compensation programs for the performance-based exclusion as is possible. The performance-restricted stock awards have annual measures and goals which allow them to qualify as performance-based compensation under
Section 162(m). The Committee believes that it is appropriate to consider the tax implications of the Company's compensation plans, but it does not believe that it is necessarily in the best interest of the Company and its shareholders that all plans meet the requirements of Section 162(m) for deductibility. Accordingly, the Committee anticipates that the Company may lose deductions in future restricted stock years with respect to vesting of the time-based grants.

The Committee is proposing changes to the Annual Incentive Plan beginning in 1995 to increase the portion of executive officer compensation which is performance-based. See "Proposal Three: Executive Officers' Performance-Based Annual Incentive Bonus Plan" on page 21 of the Proxy Statement. The Committee believes these changes to the Annual Incentive Plan covering the five most highly compensated executive officers are consistent with its policy of emphasizing performance-based compensation. Under the new annual incentive bonus plan, eligible executives would receive annual incentive payments if the Company's earnings before interest expense, taxes, depreciation, amortization and other non-cash items (EBITDA) exceeds a predetermined amount. The actual incentive award paid to an executive officer would be determined by a specified formula for each executive officer. The award would be from a pool and the Committee, in its sole discretion, could reduce any and all awards. The new annual incentive bonus plan is subject to shareholder approval at the 1995 Annual Meeting.

SUMMARY

The Committee believes that the caliber and motivation of the employees, and especially their leadership, are critical to the Company's success in a competitive marketplace. Effective and motivational compensation programs are essential ingredients to the success in the marketplace. The Committee believes that the compensation programs of the Company are effective in serving both the Company and its shareholders, in both the short term and the long term.

MEMBERS OF THE COMPENSATION POLICY COMMITTEE

  Harry L. Vincent, Jr., Chairman
  R. Theodore Ammon
  Ann Dore McLaughlin

PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Standard & Poor's Corporation Composite 500 Index (the "S&P 500 Index") and a peer group index of companies (the "Peer Group") over the period of December 31, 1989 through December 31, 1994. The graph assumes an investment of $100 at the start of this period in the Company's Common Stock and in each of the indexes, with the reinvestment of all dividends, including the Company's distribution of Marriott International common stock on October 12, 1993 to shareholders, which is treated as a reinvested special dividend.

The Peer Group index consists of the following companies: Catellus Development Corp., Hilton Hotels Corp., Hospitality Franchise System, Inc., La Quinta Inns, Inc., Marriott International, Inc., Red Lion Inns LP, The Rouse Company, and Del Webb Corp.


                     COMPARISON OF 5-YEAR CUMULATIVE TOTAL
                              SHAREHOLDER RETURNS

                       [PERFORMANCE GRAPH APPEARS HERE]


Measurement Period           HOST MARRIOTT     S&P          PEER
(Fiscal Year Covered)        CORP.             500 INDEX    GROUP
---------------------        ---------------   ---------    ----------
Measurement Pt-12/31/1989    $100.00           $100.00      $100.00
FYE 12/31/1990               $ 32.10           $ 96.90      $ 50.70
FYE 12/31/1991               $ 51.60           $126.30      $ 59.80
FYE 12/31/1992               $ 65.50           $135.90      $ 62.00
FYE 12/31/1993               $135.40           $149.50      $ 92.90
FYE 12/31/1994               $142.80           $151.50      $ 98.90

CERTAIN TRANSACTIONS

NEW YORK MARRIOTT MARQUIS

In 1985, the Company sold for $10.03 million a 10.32% equity interest in the Times Square Hotel Company partnership ("TSHCO"), owner of the New York Marriott Marquis Hotel, to MM Times Square Hotel Investors ("MM Times Square"), a limited partnership which includes J.W. Marriott, Jr. and Richard E. Marriott as partners. The Company received cash at closing of $3.15 million and a $6.88 million nonrecourse promissory note due September 1, 2015 with interest at 12% per annum, collateralized by the ownership interest sold. At the same time, the Company sold a 28.68% interest in TSHCO to an unrelated third-party for approximately $26.3 million on essentially the same terms.

Preliminary agreements were reached in 1991 with the purchaser of the 28.68% interest, and in 1992 with MM Times Square, to restructure the respective promissory notes payable to the Company. During the fourth quarter of 1992, the purchaser of the 28.68% interest informed the Company that he would not be making further payments on his promissory note. In view of this action, the restructurings of the promissory notes with both TSHCO and MM Times Square have been discontinued and, in the first quarter of 1994, the Company foreclosed on the 28.68% interest. The Company also accepted from MM Times Square a transfer of a 7.23% equity interest in TSHCO in exchange for cancellation of the outstanding debt. The Company currently holds an 86% interest in TSHCO, which is consolidated in the Company's financial statements.

RELATIONSHIP BETWEEN THE COMPANY AND MARRIOTT INTERNATIONAL, INC.

The Company was renamed Host Marriott Corporation on October 8, 1993 as a result of a special dividend (the "Distribution") which split the Company's businesses between the Company and Marriott International, Inc. ("Marriott International"). Prior to October 8, 1993, Marriott International was a wholly-owned subsidiary of the Company. Thereafter, the Company retained the capital intensive lodging real estate business (the "Ownership Business") and the airport/tollroad concessions business (the "Host/Travel Plazas Business"), while Marriott International took over the management of the lodging and service management businesses (the "Management Business"). The Company and its subsidiaries and Marriott International and its subsidiaries have entered into certain relationships following the Distribution. By reason of their ownership of shares of common stock of Marriott International and their positions as Chairman and director, respectively, J.W. Marriott, Jr. and Richard E. Marriott, who also are a director and Chairman, respectively, of the Company, would be deemed in control of Marriott International within the meaning of the federal securities laws. Other members of the Marriott family might also be deemed control persons of Marriott International by reason of their ownership of shares of Marriott International and/or their relationship to other family members.

Prior to the Distribution, the Company and Marriott International entered into the Distribution Agreement, which provided for, among other things, (i) certain asset transfers to occur prior to the Distribution, (ii) the Distribution,
(iii) the division between the Company and Marriott International of certain liabilities and (iv) certain other agreements governing the relationship between the Company and Marriott International following the Distribution.

Subject to certain exceptions, the Distribution Agreement provides for, among other things, assumptions of liabilities and cross-indemnities designed to allocate, effective as of the Distribution, financial responsibility for the liabilities arising out of or in connection with the Management Business to Marriott International and its subsidiaries, and financial responsibility for the liabilities arising out of or in connection with the Ownership Business and

Host/Travel Plazas Business, along with the Company's liabilities under a substantial portion of its pre-existing financing and long-term debt obligations, to the Company and its retained subsidiaries. The agreements executed in connection with the Distribution Agreement also set forth certain specific allocations of liabilities between the Company and Marriott International.

Under the Distribution Agreement, Marriott International has a right to purchase up to 20% of each class of the Company's voting stock (determined after assuming full exercise of the right) at its then fair market value (based on an average of trading prices during a specified period), upon the occurrence of certain specified events generally involving a change in control of the Company. The purchase right terminates on the tenth anniversary of the Distribution. In addition, under the Distribution Agreement, Marriott International has a right of first offer if the Company decides to sell all or any substantial portion of the Host/Travel Plazas Business.

Among the other agreements between the Company and Marriott International are:

(i) Lodging Management Agreements. Marriott International and certain of its subsidiaries entered into management agreements with the Company and certain of its subsidiaries to manage for fees the Marriott Hotels, Resorts and Suites, Courtyard hotels, Residence Inns and Fairfield Inns owned by the Company and its subsidiaries.

(ii) Credit Agreement. Marriott International and a subsidiary of the Company have entered into a Credit Agreement pursuant to which the subsidiary has the right to borrow from Marriott International up to $630 million.

(iii) Tax Sharing Agreement. The Company and Marriott International have entered into a tax sharing agreement that defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to the Company's businesses for tax years prior to the Distribution and with respect to certain tax attributes of the Company after the Distribution.

(iv) Host Consulting Agreement. Pursuant to the Host Consulting Agreement, Marriott International has agreed to provide certain consulting and advisory services to the Company and its subsidiaries with respect to certain operational matters involving the Host/Travel Plazas Business. The Host Consulting Agreement has an annual base fee of $500,000 and runs for an initial three-year term and thereafter will automatically renew for additional one-year terms unless cancelled by either party.

(v) Noncompetition Agreement. The Company and Marriott International entered into a noncompetition agreement that defines the parties' rights and obligations with respect to certain businesses operated by Marriott International and the Company.

(vi) Transitional Services Agreements. Marriott International and the Company entered into a number of agreements pursuant to which Marriott International has agreed to provide certain services to the Company and its subsidiaries for a transitional period. Such services are provided on market terms and conditions.

(vii) Philadelphia Mortgage. Marriott International is providing first mortgage financing for the Philadelphia Marriott Hotel, which is owned by an affiliate of the Company.

(viii) New York East Side Mortgage. A subsidiary of Marriott International is providing first mortgage financing for the New York East Side Marriott Hotel, which is owned by an affiliate of the Company.

JOINT VENTURE WITH MARRIOTT INTERNATIONAL

During the third quarter of 1994, a joint venture between a subsidiary of the Company and a subsidiary of Marriott International purchased the Leisure Park at Lakewood Retirement Community in Lakewood, New Jersey. Through their respective subsidiaries, the Company and Marriott International each hold a 5% general partner interest and a 45% limited partner interest in the limited partnership which owns the facility, with the Company's subsidiary acting as managing general partner. The partners are currently engaged in arms'-length negotiations to amend and restate their partnership agreement relating to their respective rights and obligations thereunder. The partnership is also renegotiating the management agreement with a separate Marriott International subsidiary which manages the facility.

SALE OF LAND PARCEL

During the second quarter of 1994, a subsidiary of the Company sold a parcel of land in San Antonio, Texas to JWM Family Enterprises, L.P., a partnership which is comprised of members of J.W. Marriott, Jr.'s immediate family. The purchase price of $1.3 million was determined by using an appraisal prepared by an unaffiliated, professional land appraisal firm. The partnership intends to develop a Residence Inn on the land.

PROPOSAL TWO: APPOINTMENT OF AUDITORS

Subject to shareholder approval, the Board of Directors, acting on the recommendation of its Audit Committee, has appointed Arthur Andersen LLP, a firm of independent public accountants, as auditors, to examine and report to shareholders on the consolidated financial statements of the Company and its subsidiaries for fiscal year 1995. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will be available to respond to appropriate questions.

VOTE REQUIRED

The action of the Board of Directors in appointing Arthur Andersen LLP as the Company's auditors for fiscal year 1994 is subject to ratification by an affirmative vote of the holders of a majority of shares of Company Common Stock entitled to notice of and to vote at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR SUCH APPOINTMENT.

PROPOSAL THREE: EXECUTIVE OFFICERS' PERFORMANCE-BASED ANNUAL INCENTIVE BONUS
PLAN

A primary objective of the Compensation Policy Committee is to emphasize performance-based compensation for senior executives of the Company. Subject to shareholder approval, the Committee has approved changes to the Company's Annual Incentive Plan for the Company's five most highly compensated executive officers, who in 1995 are Richard E. Marriott, Stephen F. Bollenbach, William
W. McCarten, Matthew J. Hart and Stephen J. McKenna. Under the new annual incentive bonus plan, annual incentive payments would be paid from an annual incentive pool calculated as eight percent (8%) of the Company's earnings before interest expense, taxes, depreciation, amortization and other non-cash items (EBITDA) over $300 million. The Committee will continue to set annual target norm and maximum bonus payments for each of the five named executives. Payments of the annual incentives would be from the pool. The Committee retains the power to limit the annual incentive payment from the pool to the eligible executives if the formula for calculating the incentive would result in an annual incentive payment which the Committee believes is excessive and not in the interests of shareholders. A copy of the new Performance-Based Annual Incentive Bonus Plan is set forth in Appendix A.

Table III below sets forth the maximum incentive payments for 1995 to the named executive officers under the new annual incentive bonus plan. Although the amounts set forth below may be reduced by the Compensation Policy Committee in its sole discretion, such amounts have been determined by the Committee to be the maximum award payouts to such executive officers regardless of 1995 financial performance.

TABLE III

                             NEW PERFORMANCE-BASED
                1995 EXECUTIVE OFFICERS INCENTIVE BONUS PLAN (1)

                                                                   MAXIMUM
                                                                    DOLLAR
NAME AND POSITION                                                 PAYOUT(2)
-----------------                                                 ----------
Richard E. Marriott.............................................. $  100,000
 Chairman of the Board
Stephen F. Bollenbach............................................ $  490,000
 Chief Executive Officer and President
William W. McCarten ............................................. $  205,000
 Executive Vice President
Matthew J. Hart ................................................. $  205,000
 Executive Vice President
Stephen J. McKenna .............................................. $  150,000
 Senior Vice President and General Counsel
Executive Group Total (5 persons)................................ $1,150,000

--------
(1) Participation in this plan is limited to the Company's five most highly compensated executive officers. This plan is subject to shareholder approval at the 1995 Annual Meeting.
(2) The dollar value represents the maximum plan award payouts based on the estimated fiscal 1995 base salaries. Actual payouts may be lower than these values based on 1995 financial performance. The actual payout from this plan will be determined by the Compensation Policy Committee which, in its sole discretion, may reduce any award under this plan if it believes such reduction is in the best interests of the shareholders.

VOTE REQUIRED

The action of the independent directors of the Compensation Policy Committee in approving the Company's new annual incentive bonus plan is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock entitled to notice of and to vote at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE EXECUTIVE OFFICERS' PERFORMANCE-BASED ANNUAL INCENTIVE BONUS PLAN.

PROPOSAL FOUR: NON-EMPLOYEE DIRECTORS' DEFERRED STOCK COMPENSATION PLAN

The Company currently does not have a plan allowing non-employee directors to defer their director compensation into a stock acquisition program. The Board of Directors believes that such a program will (i) help attract and retain highly-qualified non-employee directors and (ii) more closely align the interests of non-employee directors with the Company's shareholders. On November 3, 1994, the Board therefore approved the adoption of the Non-Employee Directors' Deferred Stock Compensation Plan (the "Directors' Deferred Stock Plan"), a copy of which is set forth in Appendix B. The Directors' Deferred Stock Plan permits Board members who are not employees of the Company to elect to defer receipt of fees paid to them for service on the Board and to have such deferred fees paid in shares of Company Common Stock. Five directors will be eligible to participate in the Directors' Deferred Stock Plan in 1995.

Generally, each director choosing to participate must make an irrevocable written election at least six months prior to the start of the calendar year for which the fees would otherwise be paid. For participation in the Directors' Deferred Stock Plan in 1995, however, a special rule permits directors to make such an election at least sixty days prior to the date on which the deferred fees would otherwise have been payable to such directors. Pending approval of the Directors' Deferred Stock Plan by shareholders, R. Theodore Ammon made such an election on November 3, 1994 and therefore would be eligible under the Directors' Deferred Stock Plan to defer fees payable after January 2, 1995. As of the date of this Proxy Statement, no other director has elected to participate in the Directors' Deferred Stock Plan.

All deferred fees will be credited to a stock unit account as of the date the fees would otherwise have been paid to the director and will be converted to stock units based upon the fair market value of the Company Common Stock on the deferral date. In addition, during the deferral period, the director's stock unit account will be adjusted to reflect dividends paid on the Company Common Stock. Upon termination of service as a member of the Board, the director may elect to receive shares of Company Common Stock equal to the number of stock units then credited to the director's account in either a lump sum or ten annual installments.

The Board has approved the reservation of 100,000 shares of Company Common Stock for issuance under the Directors' Deferred Stock Plan and agreed to reduce the number of shares of Company Common Stock currently reserved for issuance under the Company's 1993 Comprehensive Stock Incentive Plan by 100,000.

The Directors' Deferred Stock Plan will be administered by the Compensation Policy Committee of the Board or such other committee or individual as may be designated by the Board. Notwithstanding the foregoing, no director who is a participant under the Directors' Deferred Stock Plan will participate in any determination relating solely or primarily to his or her own shares or stock units. The Board may terminate the Directors' Deferred Stock Plan at any time or amend it in whole or in part, except where shareholder approval is required by law or any stock exchange on which the shares may be listed, provided that the provisions specifying amounts, pricing and timing of awards may not be amended more than once every six months, other than to comport with specified changes in applicable law.

Table IV below sets forth the number of stock units that would have been allocated to each of the members of the Board who are not employees of the Company for the last completed fiscal year if the Directors' Deferred Stock Plan had been in effect and if all eligible members had participated and deferred 100% of their fees.

TABLE IV

    NEW NON-EMPLOYEE DIRECTORS' DEFERRED STOCK COMPENSATION PLAN BENEFITS(1)

                                                                        NUMBER
                                                                       OF STOCK
NAME                                                                    UNITS
----                                                                  ----------
R. Theodore Ammon....................................................  4,211.763
J.W. Marriott, Jr....................................................  2,847.058
Ann Dore McLaughlin..................................................  4,047.058
Harry L. Vincent.....................................................  4,477.480
Andrew J. Young......................................................  3,105.880
                                                                      ----------
TOTAL................................................................ 18,689.239

--------
(1) This plan is subject to shareholder approval at the 1995 Annual Meeting.

VOTE REQUIRED

Approval of the Non-Employee Directors' Deferred Stock Compensation plan is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock entitled to notice of and to vote at the Annual Meeting at which a quorum is present.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE FOR THE NON-EMPLOYEE DIRECTORS' DEFERRED STOCK COMPENSATION PLAN.

PROPOSAL FIVE: SHAREHOLDER PROPOSAL REGARDING ELECTION OF DIRECTORS ANNUALLY

Mrs. Evelyn Y. Davis of Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, who owns 200 shares of Company Common Stock, has notified the Company of her intention to propose the following resolution at the Annual Meeting of Shareholders:

  "RESOLVED: That the stockholders of Host Marriott Corporation recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted."

In support of the resolution, Mrs. Davis has submitted the following statement:

  "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

  "This insures that ALL directors will be more accountable to ALL shareholders every year and to a certain extent prevents the self-perpetuation of the Board.

  "Last year the owners of 25.1% of shares voting, voted FOR this proposal.

  "If you AGREE, please mark your proxy FOR this proposal."

This proposal has been submitted at the last nine Annual Meetings of Shareholders and was overwhelmingly defeated on each occasion. The

Board of Directors has again considered the proposal (as has the Nominating and Corporate Governance Committee) and again recommends that shareholders vote AGAINST it for the following reasons: At the 1984 Annual Meeting of Shareholders, holders of more than 86% of the shares of the Company's common stock approved an amendment to the Company's Certificate of Incorporation to classify the Board of Directors into three classes, with one class being elected each year. As a result, at least two shareholder meetings will be required to effect a change of control of the Board of Directors, thus making it more difficult to change the membership of the Board of Directors. The Board of Directors believes that the longer time required to elect a majority of a classified Board of Directors also helps to assure continuity and stability of the Company's management and policies since a majority of the directors will always have prior experience as directors of the Company. One benefit of the existing arrangement is to enhance management's ability to negotiate with the proponent of a proposal to take over or restructure the Company. The Board of Directors therefore believes that the proposed resolution would, if implemented, be detrimental to the best interests of the Company and its shareholders.

VOTE REQUIRED

Approval of the proposed resolution is subject to the affirmative vote of the holders of a majority of shares of Company Common Stock present in person or represented by proxy at the Annual Meeting.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE AGAINST SUCH PROPOSAL.

SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

The Annual Meeting for 1996 is tentatively scheduled to be held on Thursday, May 9, 1996. Any shareholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may submit to the Board of Directors proposals to be considered for submission to the shareholders at the 1996 Annual Meeting. Any such proposal should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Department 72/862, Bethesda, Maryland 20817-1109 and must be received no later than December 7, 1995 to be eligible for inclusion in the proxy materials for that meeting. Any such notice shall set forth: (a) the name and address of the shareholder and the text of the proposal to be introduced; (b) the number of shares of Company Common Stock held of record, owned beneficially and represented by proxy by such shareholder as of the date of such notice; and (c) a representation that the shareholder intends to appear in person or by proxy at the meeting to introduce the proposal specified in the notice. The chairman of the meeting may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

Any shareholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934 may nominate a candidate for director of the Company. Any such nomination should be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 72/862, Bethesda, Maryland 20817-1109 and must be received by February 14, 1996. Any such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;
(b) a representation that the shareholder is a holder of record of Company Common Stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a director of the Company if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, or other means of communication. Solicitation also may be made by directors, officers, and regular employees of the Company. The Company has retained MacKenzie Partners to assist in the solicitation of proxies from shareholders. MacKenzie Partners will receive a fee of $6,500 plus reimbursement of certain out-of-pocket expenses. The Company will reimburse brokerage firms, custodians, nominees, and fiduciaries in accordance with the rules of the New York Stock Exchange, for reasonable expenses incurred by them in forwarding materials to the beneficial owners of shares. The entire cost of solicitation will be borne by the Company.

FORM 10-K AND ANNUAL REPORT

All shareholders of record on the Annual Meeting Record Date will receive with this Proxy Statement a copy of both the Company's 1994 Annual Report and Form 10-K filed with the Securities and Exchange Commission. Any shareholder who desires additional copies of the Company's 1994 Annual Report or Form 10-K filed may obtain a copy (excluding exhibits) without charge by addressing a request to the Corporate Secretary, Host Marriott Corporation, 10400 Fernwood Road, Dept. 72/862, Bethesda, Maryland 20817-1109. A charge equal to the reproduction cost will be made if the exhibits are requested.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Christopher G. Townsend

Christopher G. Townsend
Corporate Secretary

                                                                      APPENDIX A

                           HOST MARRIOTT CORPORATION
                               PERFORMANCE-BASED
                          ANNUAL INCENTIVE BONUS PLAN

                                   ARTICLE I
                           PURPOSE AND EFFECTIVE DATE

  1.1 Purpose. The Host Marriott Corporation Performance-Based Annual Incentive Bonus Plan ("Annual Incentive Bonus Plan") is intended to help effectuate the policy of the Board of Directors (the "Board") of emphasizing performance-based compensation for the five most highly compensated executives of the Company. In addition, performance-based compensation maximizes the opportunity of the Company to deduct compensation paid to senior executives under Section 162(m) of the Internal Revenue Code.

  1.2 Effective Date. The Annual Incentive Bonus Plan shall become effective for the 1995 fiscal year when approved by the shareholders of the Company by the affirmative vote of a majority of Shares present, or represented, and entitled to vote on the subject matter, at the 1995 Annual Meeting of Shareholders of the Company at which a quorum is present. The Annual Incentive Bonus Plan shall remain in effect unless terminated by the Board or otherwise terminated by force of law.

                                   ARTICLE II
                                 PARTICIPATION

  Participation shall be limited to the five most highly compensated executives of the Company. In 1995, these individuals are: Richard E. Marriott, Stephen F. Bollenbach, William M. McCarten, Matthew J. Hart and Stephen J. McKenna.

                                  ARTICLE III
                                    PAYMENTS

  3.1 Formula. Payments under the Annual Incentive Bonus Plan shall be made from a pool of potential payments equal to eight percent (8%) of the Company's annual earnings before interest expense, taxes, depreciation, amortization and other non-cash items ("EBITDA") in excess of three hundred million dollars ($300,000,000) (the "Performance Goal").

  3.2 Exclusions from EBITDA. EBITDA is defined solely for purposes of this Annual Incentive Bonus Plan to exclude unusual or nonrecurring events which in the opinion of the Directors of the Compensation Policy Committee of the Board (the "Committee") should be excluded.

  3.3 Discretion. The Committee shall, in its sole discretion, determine the amount of payment to any Participant. If the formula for calculation of payments under the Annual Incentive Bonus Plan would exceed the payment the Committee believes is in the best interests of shareholders, the Committee may reduce the actual payment or payments.

  3.4 Determination of Payment. Each Participant shall be eligible to receive a Performance Award if the Performance Goal for the Performance Period is achieved. The maximum amount of a Participant's Performance Award shall be equal to his or her "pro rata share" of the Cash Bonus Pool for the Performance Period. The Cash Bonus Pool shall be equal to eight percent (8%) of the Company's EBITDA in excess of the Performance Goal, as determined under generally accepted accounting principles consistently applied. A Participant's "pro rata share" of the Cash Bonus Pool shall be equal to the Cash Bonus Pool multiplied by a fraction, the numerator of which is the Participant's base salary on the first day of the Performance Period and the denominator of which is the aggregate of the base salaries of all Participants on the first day of the Performance Period. The Committee, in its sole discretion, may reduce the amount of, or eliminate, a Performance Award of any Participant. In determining whether a Performance Award will be reduced or eliminated, the Committee shall consider any extraordinary changes which may also have occurred during the Performance Period, such as changes in accounting practices or the law, and shall consider such business performance criteria that it deems appropriate, including, but not limited to, the Company's net income, cash flow, earnings per share and other relevant operating and strategic business results and such business performance criteria that are applicable to an individual Participant.

  3.5 Payment of Performance Awards. Subject to any shareholder approval required by law, payment of any Performance Award for a Performance Period shall be made to a Participant who is employed by the Company on the last day of such period after the Committee shall have certified in writing that the Performance Goal for the Performance Period was achieved and any other material terms of the Performance Award have been satisfied.

                                   ARTICLE IV
                                 ADMINISTRATION

  The Annual Incentive Bonus Plan shall be administered by the Compensation Policy Committee of the Board and its successors. For 1995, the Committee is composed of Harry L. Vincent (Chair), Ann Dore McLaughlin and R. Theodore Ammon.

                                   ARTICLE V
                         PLAN AMENDMENT AND TERMINATION

  The Committee may amend or terminate the Annual Incentive Bonus Plan by resolution at any time as it shall deem advisable, subject to any shareholder approval required by law, provided that the Committee may not amend the Annual Incentive Bonus Plan to change the Participants or the Performance Awards without the approval of a majority of the votes cast by shareholders in a separate vote. No amendment may impair the rights of a Participant to a Performance Award granted in respect of a Performance Period.

                                                                      APPENDIX B

                           HOST MARRIOTT CORPORATION
                            NON-EMPLOYEE DIRECTORS'
                        DEFERRED STOCK COMPENSATION PLAN

                                   ARTICLE I
                           PURPOSE AND EFFECTIVE DATE

  1.1 Purpose. The Host Marriott Corporation Non-Employee Directors' Deferred Stock Compensation Plan (the "Plan") is intended to advance the interests of the Company and its shareholders by providing a means to attract and retain highly-qualified persons to serve as non-employee Directors and to promote ownership by non-employee Directors of a greater proprietary interest in the Company, thereby aligning such Directors' interests more closely with the interests of shareholders of the Company.

  1.2 Effective Date. This Plan shall become effective November 3, 1994, the date approved by the Board, subject to approval of the shareholders of the Company by the affirmative vote of a majority of Shares present, or represented, and entitled to vote on the subject matter, at the 1995 Annual Meeting of Shareholders of the Company at which a quorum is present.

                                   ARTICLE II
                                  DEFINITIONS

  The following terms shall be defined as set forth below:

  2.1 "Board" means the Board of Directors of the Company.

  2.2 "Committee" has the meaning set forth in Section 4.1.

  2.3 "Company" means Host Marriott Corporation, a Delaware corporation, or any successor thereto.

  2.4 "Director" means any individual who is a member of the Board.

  2.5 "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act include rules thereunder and successor provisions and rules thereto.

  2.6 "Fair Market Value" means the average of the highest and lowest quoted selling prices for the Shares on the relevant date, or (if there were no sales on such date) the average so computed on the nearest day before or the nearest day after the relevant date, as reported in The Wall Street Journal or a similar publication selected by the Committee.

  2.7 "Fees" means all or part of any retainer and/or fees payable to a non-employee Director in his or her capacity as a Director.

  2.8 "Participant" means a non-employee Director who defers Fees under Article VI of this Plan.

  2.9 "Secretary" means the Corporate Secretary or any Assistant Corporate Secretary of Host Marriott.

  2.10 "Shares" means shares of the common stock of Host Marriott Corporation, par value $1.00 per share, or of any successor corporation or other legal entity adopting this Plan.

  2.11 "Stock Units" means the credits to a Participant's Stock Unit Account under Article VI of this Plan, each of which represents the right to receive one Share upon settlement of the Stock Unit Account.

  2.12 "Stock Unit Account" means the bookkeeping account established by the Company pursuant to Section 6.4.

  2.13 "Termination of Service" means termination of service as a Director in any of the following circumstances:

    (a) Where the Participant voluntarily resigns or retires;

    (b) Where the Participant is not re-elected (or elected in the case of an appointed Director) to the Board by the shareholders; or

    (c) Where the Participant dies.

                                  ARTICLE III
                        SHARES AVAILABLE UNDER THE PLAN

  Subject to adjustment as provided in Article X, the maximum number of Shares that may be distributed in settlement of Stock Unit Accounts under this Plan shall not exceed 100,000. Such Shares may include authorized but unissued Shares or Treasury Shares.

                                   ARTICLE IV
                                 ADMINISTRATION

  4.1 This Plan shall be administered by the Board's Compensation Policy Committee (the "Committee"), or such other committee or individual as may be designated by the Board. Notwithstanding the foregoing, no Director who is a Participant under this Plan shall participate in any determination relating solely or primarily to his or her own Shares, Stock Units or Stock Unit Account.

  4.2 It shall be the duty of the Committee to administer this Plan in accordance with its provisions and to make such recommendations of amendments or otherwise as it deems necessary or appropriate.

  4.3 The Committee shall have the authority to make all determinations it deems necessary or advisable for administering this Plan, subject to the limitations in Section 4.1 and other explicit provisions of this Plan.

                                   ARTICLE V
                                  ELIGIBILITY

  5.1 Each Director who is not an employee of the Company shall be eligible to defer Fees under Article VI of this Plan.

  5.2 If such Director subsequently becomes an employee of the Company (or any of its subsidiaries), but does not incur a Termination of Service, such Director shall (a) continue as a Participant with respect to Fees previously deferred and (b) cease eligibility with respect to all future Fees, if any, earned while an employee.

                                   ARTICLE VI
                  DEFERRAL ELECTIONS IN LIEU OF CASH PAYMENTS

  6.1 General Rule. Each Director may, in lieu of receipt of Fees, defer such Fees in accordance with this Article VI, provided that such Director is eligible under Article V of this Plan to defer such Fees at the date any such Fees are otherwise payable.

  6.2 Timing of Election. Each eligible Director who wishes to defer Fees under this Plan must make an irrevocable written election at least six (6) months prior to the start of the calendar year for which the Fees would otherwise be paid; provided, however, that with respect to (a) any elections made by Directors in 1995, and (b) any election made by a newly-elected or appointed Director, the following special rule shall apply: The election must be made at least 60 days prior to the date the deferred Fees could otherwise have been payable to the Director and the Company shall hold such deferred Fees (without interest) and convert them pursuant to Section 6.4 on or as of the date which follows by six months such deferral election. An election by a Director shall be deemed to be continuing and therefore applicable to Fees to be paid in future years unless the Director revokes or changes such election by filing a new election form by the due date for such form specified in this Section 6.2.

  6.3 Form of Election. An election shall be made in a manner satisfactory to the Secretary. Generally, an election shall be made by completing and filing the specified election form with the Secretary of the Company within the period described in Section 6.2. At minimum, the form shall require the Director to specify the following:

    (a) a percentage (in 25% increments), not to exceed an aggregate of 100% of the Fees to be deferred under this Plan; and

    (b) the manner of settlement in accordance with Section 7.2.

In the event Directors' Fees are increased or decreased during any calendar year, a Participant's election in effect for such year will apply to the specified percentage of Fees as increased or decreased.

  6.4 Establishment of Stock Unit Account. The Company will establish a Stock Unit Account for each Participant. All Fees deferred pursuant to this Article VI shall be credited to the Participant's Stock Unit Account as of the date the Fees would otherwise have been paid to the Participant (the "Deferral Date") and converted to Stock Units as follows: The number of Stock Units shall equal the deferred Fees divided by the Fair Market Value of a Share on the Deferral Date, with fractional units calculated to at least three (3) decimal places.

  6.5 Credit of Dividend Equivalents. As of each dividend payment date with respect to Shares, each Participant shall have credited to his or her Stock Unit Account an additional number of Stock Units equal to: the per-share cash dividend payable with respect to a Share on such dividend payment date multiplied by the number of Stock Units held in the Stock Unit Account as of the close of business on the record date for such dividend divided by the Fair Market Value of a Share on such dividend payment date. If dividends are paid on Shares in a form other than cash, then such dividends shall be notionally converted to cash, if their value is readily determinable, and credited in a manner consistent with the foregoing and, if their value is not readily determinable, shall be credited "in kind" to the Participant's Stock Unit Account.

                                  ARTICLE VII
                           SETTLEMENT OF STOCK UNITS

  7.1 Settlement of Account. The Company will settle a Participant's Stock Unit Account in the manner described in Section 7.2 as soon as administratively feasible following notification of such Participant's Termination of Service.

  7.2 Payment Options. An election filed under Article VI shall specify whether the Participant's Stock Unit Account is to be settled by delivering to the Participant (or his or her beneficiary) the number of Shares equal to the number of whole Stock Units then credited to the Participant's Stock Unit Account, in (a) a lump sum, or (b) substantially equal annual installments over a period not to exceed ten (10) years. If, upon lump sum distribution or final distribution of an installment, less than one whole Stock Unit is credited to a Participant's Stock Unit Account, cash will be paid in lieu of fractional shares on the date of such distribution.

  7.3 Continuation of Dividend Equivalents. If payment of Stock Units is deferred and paid in installments, the Participant's Stock Unit Account shall continue to be credited with dividend equivalents as provided in Section 6.5.

  7.4 In Kind Dividends. If any "in kind" dividends were credited to the Participant's Stock Unit Account under Section 6.5, such dividends shall be payable to the Participant in full on the date of the first distribution of Shares under Section 7.2.

                                  ARTICLE VIII
                                UNFUNDED STATUS

  The interest of each Participant in any Fees deferred under this Plan (and any Stock Units or Stock Unit Account relating thereto) shall be that of a general creditor of the Company. Stock Unit Accounts, and Stock Units (and, if any, "in kind" dividends) credited thereto, shall at all times be maintained by the Company as bookkeeping entries evidencing unfunded and unsecured general obligations of the Company.

                                   ARTICLE IX
                           DESIGNATION OF BENEFICIARY

  Each Participant may designate, on a form provided by the Committee, one or more beneficiaries to receive the Shares described in Section 7.2 in the event of such Participant's death. The Company may rely upon the beneficiary designation last filed with the Committee, provided that such form was executed by the Participant or his or her legal representative and filed with the Committee prior to the Participant's death.

                                   ARTICLE X
                             ADJUSTMENT PROVISIONS

  In the event any recapitalization, reorganization, merger, consolidation, spin-off, combination, repurchase, exchange of shares or other securities of the Company, stock split or reverse split, or similar corporate transaction or event affects Shares such that an adjustment is determined by the Board or Committee to be appropriate to prevent dilution or enlargement of Participants' rights under this Plan, then the Board or Committee will, in a manner that is proportionate to the change to the Shares and is otherwise equitable, adjust the number or kind of Shares to be delivered upon settlement of Stock Unit Accounts under Article VII.

                                   ARTICLE XI
                           COMPLIANCE WITH RULE 16b-3

  It is the intent of the Company that this Plan comply in all respects with applicable provisions of Rule 16b-3 under the Exchange Act in the connection with the deferral of Fees. Thus, other provisions of this Plan notwithstanding, if any deferral of Fees would occur less than six (6) months after the Participant filed an irrevocable election which would result in such deferral and at a time that the Company's employee benefit plans are being operated in conformity with Rule 16b-3 as adopted and in effect, such deferral election may be modified in a manner consistent with the special rule described in Section
6.2 or in any other manner consistent with Rule 16b-3 as then applicable to any transaction by a Participant subject to Section 16 of the Exchange Act, or would cause any Participant or Director to no longer be deemed a "disinterested person" within the meaning of Rule 16b-3, such provision will be construed or deemed amended to the extent necessary to conform to such requirements with respect to such Participant or Director.

                                  ARTICLE XII
                               GENERAL PROVISIONS

  12.1 No right to Continue as a Director. Nothing contained in this Plan will confer upon any Participant any right to continue to serve as a Director.

  12.2 No Shareholder Rights Conferred. Nothing contained in this Plan will confer upon any Participant any rights of a shareholder of the Company unless and until Shares are in fact issued or transferred to such Participant in accordance with Article VII.

  12.3 Change to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of shareholders or Participants, except that any such action will be subject to the approval of the Company's shareholders at the next annual meeting of shareholders having a record date after the date such action was taken if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, or if the Board determines in its discretion to seek such shareholder approval; provided, however, that, without the consent of an affected Participant, no such action may materially impair the rights of such Participant with respect to any Stock Units credited to his or her Stock Unit Account; and provided, however, that any "plan provision" referred to in Rule 16b-3(c)(2)(ii)(B) under the Exchange Act, shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the Exchange Act or the rules thereunder.

  12.4 Consideration; Agreements. The consideration for Shares issued or delivered in lieu of payment of Fees will be the Director's service during the period to which the Fees paid in the form of Shares related.

  12.5 Compliance with Laws and Obligations. The Company will not be obligated to issue or deliver Shares in connection with this Plan in a transaction subject to the registration requirements of the Securities Act of 1933, as amended, or any other federal or state securities law, any requirement under any listing agreement between the Company and any national securities exchange or automated quotation system or any other laws, regulations, or contractual obligations of the Company, until the Company is satisfied that such laws, regulations, and other obligations of the Company have been complied with in full. Certificates representing Shares delivered under the Plan will be subject to such stop-transfer orders and other restrictions as may be applicable under such laws, regulations, and other obligations of the Company, including any requirement that a legend or legends be placed thereon.

  12.6 Limitations on Transferability. Stock Units and any other right under the Plan that may constitute a "derivative security" as generally defined in Rule 16a-1(c) under the Exchange Act will not be transferable by a Participant except by will or the laws of descent and distribution (or to a designated beneficiary in the event of a Participant's death); provided, however, that such rights may be transferred to one or more trusts or other beneficiaries during the lifetime of the Participant in connection with the Participant's estate planning, but only if and to the extent then permitted under Rule 16b-3 and consistent with the registration of the offer and sale of Shares on Form S-8 or a successor registration form of the Securities and Exchange Commission. Stock Units and other rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to the claims of creditors.

  12.7 Governing Law. The validity, construction, and effect of the Plan and any agreement hereunder will be determined in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Maryland, without giving effect to principles of conflicts of laws, and applicable federal law.

  12.8 Plan Termination. Unless earlier terminated by action of the Board or Executive Committee of the Board, the Plan will remain in effect until such time as no Shares remain available for delivery under the Plan and the Company has no further rights or obligations under the Plan.

                       ANNUAL MEETING OF SHAREHOLDERS
                        OF HOST MARRIOTT CORPORATION

 The 1995 Annual Meeting of Shareholders of Host Marriott Corporation will be held on Thursday, May 11, 1995 at the Philadelphia Marriott Hotel, located at 1201 Market Street (with the entrance on Filbert Street between 12th and 13th Streets) in Philadelphia, Pennsylvania. The meeting will begin at 10:30 a.m. in Salons A and B of the Grand Ballroom, with a continental breakfast provided to shareholders attending the meeting beginning at 9:00 a.m.

 A special "Shareholder Annual Meeting" rate is offered at the hotel for Wednesday, May 10, 1995, the night before the meeting. A limited number of rooms is available for this special rate of $119.00. To receive this special rate, please call the hotel directly and ask for the Host Marriott "Shareholder Annual Meeting" rate for May 10. Applicable taxes and gratuities will be additional and reservations are required in advance. This discount may not be used in conjunction with any other discount, coupon or group rate.

                         PHILADELPHIA MARRIOTT HOTEL
                             1201 MARKET STREET
                      PHILADELPHIA, PENNSYLVANIA 19107
         (ENTRANCE ON FILBERT STREET BETWEEN 12TH AND 13TH STREETS)
                          TELEPHONE: (215) 972-6700

 Because parking is extremely limited in the general area of the hotel, we STRONGLY RECOMMEND that shareholders attending the Annual Meeting consider using public transportation. The hotel is easily accessible by subway or taxicab from Philadelphia 30th Street Station (Amtrak) and Philadelphia International Airport. The Market East subway station is located directly across the street from the hotel.

 Directions to the hotel:

 FROM WASHINGTON, BALTIMORE AND PHILADELPHIA INTERNATIONAL AIRPORT: Take I-95 North to Exit 17, and follow Route 676 West/Central Philadelphia. Continue on Route 676 West for one mile to the first exit, Broad Street/Central Philadelphia. The exit will bring you onto 15th and Vine Streets. At the intersection, make a left turn at the light, Vine Street East. Follow Vine Street/Local Traffic to the third light, 12th Street. Make a right turn onto 12th Street. After three blocks (one block past the Pennsylvania Convention Center), make a right turn onto the next street, Filbert Street. The hotel is on the left.

 FROM NEW YORK AND THE NEW JERSEY TURNPIKE: Take the New Jersey Turnpike South to Exit 4. Stay to the right through the toll booths. Take Route 73 North. Follow Route 73 North to Route 38 West. Continue on Route 38 West to Route 30 West, which will take you to the Benjamin Franklin Bridge. Cross the bridge and stay in the center lane. Follow the sign for Vine Street/Local Traffic. Continue on Vine Street to 12th Street. Make a left turn onto 12th Street. After three blocks (one block past the Pennsylvania Convention Center), make a right turn onto the next street, Filbert Street. The hotel is on the left.

X  PLEASE MARK YOUR
   VOTES AS IN THIS
   EXAMPLE

   This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, FOR proposals 1, 2, 3, and 4 and AGAINST proposal 5.

-----------------------------------------------------------------------------
    The Board of Directors Recommends a vote FOR proposals 1, 2, 3, AND 4.
-----------------------------------------------------------------------------
1. Election of                        FOR    WITHHELD
   Directors
   (see reverse)                      [  ]      [  ]

   For, except votes withheld from the following nominees:

   -------------------------------------------------------


2. Ratification of appointment        FOR     AGAINST      ABSTAIN
   of Arthur Andersen LLP as
   independent auditors;              [  ]      [  ]        [  ]

3. Approval of a performance-base
   annual incentive bonus plan        [  ]      [  ]        [  ]
   for senior executive officers;

4. Approval of a deferred stock       FOR     AGAINST      ABSTAIN
   compensation plan for non-
   employee directors; and            [  ]      [  ]        [  ]
-------------------------------------------------------------------------------
         THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.
-------------------------------------------------------------------------------
5. Shareholder proposal to            FOR     AGAINST      ABSTAIN
   reinstate the annual election
   of all directors.                  [  ]      [  ]        [  ]

-------------------------------------------------------------------------------

SIGNATURE(S)                     DATE                 I WILL ATTEND THE   [  ]
             -------------------      ----------      MEETING
NOTE: Please sign exactly as name appears hereon.       Change of
      Joint owners should each sign. When signing       Address/Comments
      as attorney, executor, administrator, trustee     on Reverse Side   [  ]
      or guardian, please give full title as such.
-------------------------------------------------------------------------------

             PLEASE CAREFULLY DETACH HERE AND RETURN THIS PROXY IN
                         THE ENCLOSED REPLY ENVELOPE.

                               Admission Ticket

                           HOST MARRIOTT CORPORATION

                        ANNUAL MEETING OF SHAREHOLDERS

                    Thursday, May 11, 1995, 10:30 a.m. EDT
                          Philadelphia Marriott Hotel
                             Salons A & B, Level 5
                              1101 Market Street
                          (Entrance on Fibert Street
                         between 12th & 13th Streets)
                            Philadelphia, PA 19107

--------------------------------------------------------------------------------
                                    AGENDA
--------------------------------------------------------------------------------
                         1. ELECTION OF TWO DIRECTORS

        2. RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS

          3. APPROVAL OF A PERFORMANCE BASED ANNUAL INCENTIVE BONUS
                      PLAN FOR SENIOR EXECUTIVE OFFICERS

  4. APPROVAL OF DEFERRED STOCK COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

     5. SHAREHOLDER PROPOSAL TO REINSTATE ANNUAL ELECTION OF ALL DIRECTORS TRANSACTION OF OTHER BUSINESS, INCLUDING SHAREHOLDERS PROPOSAL,
                   AS MAY PROPERLY COME BEFORE THE MEETING.
--------------------------------------------------------------------------------
       It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail
                             the proxy card above.
--------------------------------------------------------------------------------
      If you and your guest plan on attending the Annual Meeting, please mark the appropriate box on the proxy card above. Present this
       Admission Ticket to the Host Marriott Corporation representative at the entrance.
--------------------------------------------------------------------------------

P                           HOST MARRIOTT CORPORATION
R                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
O                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
X                 TO BE HELD THURSDAY, MAY 11, 1995, 10:30 A.M.
Y
        The undersigned appoints Richard E. Marriott and Stephen F. Bollenbach as Proxies. Each shall have power to appoint his substitute. They are authorized to represent and vote, as designated on the reverse side, all shares of Host Marriott Corporation common stock held of record by the undersigned on March 24, 1995 at the Annual Meeting of Shareholders to be held on May 11, 1995, or any adjournment thereof. The Board of Directors recommends votes FOR proposals 1, 2, 3, and 4, and AGAINST proposal 5.

Nominees for election as directors for    COMMENTS OR CHANGE OF ADDRESS
three-year terms expiring at the 1996
Annual Meeting:                           -----------------------------
                                          -----------------------------
                Richard E. Marriott       -----------------------------
                R. Theodore Ammon         -----------------------------
                                          (If you have written in the above
                                          space, please mark the corresponding
                                          box on the reverse side of this card)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE         --------------------
                                                     SEE REVERSE SIDE
                                                   --------------------
------------------------------------------------------------------------------
                            Detach Proxy Card Here

                            [LOGO OF HOST MARRIOTT]
                              10400 Fernwood Road
                         Bethesda, Maryland 20817-1109
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD THURSDAY, MAY 11, 1995
April 3, 1995

The Annual Meeting of Shareholders of Host Marriott Corporation (the "Company") will be held on Thursday, May 11, 1995, at 10:30 a.m. in Salons A and B of the Grand Ballroom in the Philadelphia Marriott Hotel, located at 1201 Market Street (with the entrance on Filbert Street between 12th and 13th Streets) in Philadelphia, Pennsylvania. Doors to the meeting will open at 9:45 a.m.

The meeting will be conducted:

1. To consider and vote upon the following proposals (collectively, the "Proposals") described in the accompanying Proxy Statement, which provide for:

    (i)   Proposal One: The election of Richard E. Marriott and
          R. Theodore Ammon as directors for three-year terms expiring at the 1998 Annual Meeting;
    (ii) Proposal Two: The ratification of the appointment of Arthur Anderson LLP as independent auditors;
    (iii) Proposal Three: The approval of a performance-based annual incentive bonus plan for senior executive officers;
    (iv) Proposal Four: The approval of a deferred stock compensation plan for non-employee directors; and
    (v) Proposal Five: The consideration of a shareholder proposal to reinstate the annual election of all directors.

2.   To transact such other business as may properly come before the meeting.

Shareholders of Record at the close of business on March 24, 1995 will be entitled to notice of and to vote at this meeting.

                                        Christopher G. Townsend
                                        Corporate Secretary